Enhanced Return Notes Linked to a Basket of Five Underliers Due September 28, 2029

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to at least 115% of the Basket Return (to be determined on the Trade Date).
•	Return of Principal at Maturity — If the Final Basket Value is less than or equal to the Initial Basket Value, at maturity, investors will receive only the principal amount of their Notes, with no additional return.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017GMM0
Basket Underliers:	The S&P 500® Index (the “SPX Index”), the EURO STOXX 50® Index (the “SX5E Index”), the iShares® iBoxx® $ Investment Grade Corporate Bond Fund (the “LQD Fund”), the iShares® 20+ Year Treasury Bond ETF (the “TLT Fund”) and the Nikkei 225 Index (the “NKY Index”)
Basket Weighting:	Each of the SPX Index and the SX5E Index will be given an initial weight of 30.00%, each of the LQD Fund and the TLT Fund will be given an initial weight of 15.00% and the NKY Index will be given an initial weight of 10.00%.
Trade Date:	September 25, 2024
Issue Date:	September 30, 2024
Valuation Date:	September 25, 2029
Maturity Date:	September 28, 2029
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•

If the Final Basket Value is less than or equal to the Initial Basket Value: $1,000

Participation Rate:	At least 115%, to be determined on the Trade Date
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Basket Underlier Return:	With respect to each Basket Underlier: Final Basket Underlier Value – Initial Basket Underlier Value Initial Basket Underlier Value
Initial Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date

KEY TERMS (continued)
Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324013242/dp217709_424b2-us1567mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $898.00 and $948.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Not Receive a Positive Return on the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Value of the Other Basket Underliers.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified.
•	You May Be Required to Recognize Taxable Income on the Notes Prior to Maturity.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to Any Fund or the Securities Composing Any Basket Underlier.
•	Each Fund and Its Underlying Index Are Different.
•	The Notes Are Subject to Risks Associated with Long-Term Fixed-Income Securities, Including Interest Rate-Related Risks and Credit Risks, with Respect to the Funds.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the LQD Fund.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the SX5E Index and the NKY Index.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Non-U.S. Currencies in Which the Securities Composing the SX5E Index and the NKY Index Trade.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to a Fund or to Its Underlying Index Could Adversely Affect Any Payments on the Notes.
•	Adjustments to an Index Could Adversely Affect Any Payments on the Notes.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement. This document amends and restates the related document for this offering filed on September 3, 2024.

Registration Statement No. 333-275898; filed pursuant to Rule 433